EXHIBIT 21.1

List of Subsidiaries

The following are the registrant’s principal subsidiaries and jurisdictions of organization:

●	GWG Life, LLC (Delaware)

●	GWG DLP Funding III, LLC (Delaware)

●	GWG DLP Funding IV, LLC (Delaware)

●	GWG Life Trust (Utah)